Exhibit 99.1

Press Release

Zynga Reports Fourth Quarter and Full Year 2012 Financial Results

SAN FRANCISCO, Calif. – February 5, 2013 – Zynga Inc. (NASDAQ: ZNGA), the world’s leading provider of social game services, today announced financial results for the fourth quarter and full year ended December 31, 2012.

•	Full year 2012 revenue of $1.28 billion, up 12% year-over-year, and bookings of $1.15 billion, down 1% year-over-year

•	Full year net loss of $209 million and adjusted EBITDA of $213 million

•	Full year 2012 GAAP EPS of ($0.28) and non-GAAP EPS of $0.07

•	Q4 revenue of $311 million, flat year-over-year, and bookings of $261 million, down 15% year-over-year

•	Q4 net loss of $48.6 million, down 89% year-over-year, adjusted EBITDA of $45 million, down 34% year-over-year

•	Q4 GAAP EPS of ($0.06) and non-GAAP EPS of $0.01

“The biggest highlight of the quarter was seeing our team deliver a successful sequel in FarmVille2, a next generation social game that offers cutting edge 3-D experiences loved by millions of FarmVille fans,” said Mark Pincus, CEO and Founder, Zynga. “In 2013 we’re excited to bring this new class of social games to mobile phones and tablets and build a network that offers an easier, better way for people to play together.”

Financial Highlights (in thousands, except per share data)

	Quarter ended		Year ended
	Dec 31, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
GAAP Results
Revenue	$311,165	$311,237	$1,281,267	$1,140,100
Net loss	$(48,561)	$(435,005)	$(209,448)	$(404,316)
Diluted net loss per share	$(0.06)	$(1.22)	$(0.28)	$(1.40)
Non-GAAP Results
Bookings	$261,269	$306,507	$1,147,627	$1,155,509
Adjusted EBITDA	$45,018	$67,801	$213,233	$303,274
Non-GAAP net income	$6,935	$37,153	$58,178	$182,483
Non-GAAP earnings per share	$0.01	$0.05	$0.07	$0.24

Fourth Quarter 2012 Business Highlights

•

Daily active users (DAUs) increased from 54 million in the fourth quarter of 2011 to 56 million in the fourth quarter of 2012, up 3% year-over-year. On a consecutive quarter basis, DAUs were down 6% from 60 million in the third quarter of 2012.

•

Monthly active users (MAUs) increased from 240 million in the fourth quarter of 2011 to 298 million in the fourth quarter of 2012, up 24% year-over-year. On a consecutive quarter basis, MAUs were down 4% from 311 million in the third quarter of 2012.

•

Monthly unique users (MUUs) increased from 153 million in the fourth quarter of 2011 to 167 million in the fourth quarter of 2012, up 9% year-over-year. On a consecutive quarter basis, MUUs were down 6% from 177 million in the third quarter of 2012.

•

Average daily bookings per average DAU (ABPU) decreased from $0.061 in the fourth quarter of 2011 to $0.051 in the fourth quarter of 2012, down 17% year-over-year. On a consecutive quarter basis, ABPU was up 8% from $0.047 in the third quarter of 2012.

•	Monthly Unique Payers (MUPs) were 2.9 million in the fourth quarter of 2012, down 1% year-over-year and down 2% quarter-over-quarter.

•

Zynga released six new titles during the fourth quarter of 2012, including four new titles on web-based platforms: Bubble Safari Ocean, CityVille 2, CoasterVille and The Friend Game; and two new titles on mobile platforms: Ayakashi and Party Place. In addition, Zynga launched mobile versions of Bubble Safari and Ruby Blast.

•

As of December 31, 2012, Zynga had five of the top 10 games on Facebook, based on DAUs as reported by AppData, including some of its most established titles, Words With Friends and Zynga Poker, and some of its newer games, Bubble Safari, ChefVille and FarmVille 2.

•	In the fourth quarter of 2012, Zynga continued to expand its platform offering for third-party publishers, launching eight web games and four mobile games.

•	In December 2012, Zynga mobile game players in the US spent more time in Zynga games than the next five game companies combined, according to comScore.

“Our team executed well in the fourth quarter and made important progress in building sustainable new revenue streams and further aligning our company around our best growth opportunities,” said David Ko, Chief Operations Officer, Zynga. “2013 will be a pivotal transition year and we are focused on achieving three strategic objectives: growing our franchises on mobile and web, expanding our network and maintaining profitability on an adjusted EBITDA basis. With 298 million monthly average users, including 72 million on mobile alone, Zynga already has the largest social gaming audience and remains the best positioned company to lead in building the future of social gaming.”

2012 Annual Financial Summary

•

Revenue: Revenue was $1.28 billion in 2012, an increase of 12% on a year-over-year basis. Online game revenue was $1.14 billion, an increase of 7% on a year-over-year basis. Advertising revenue was $137 million, an increase of 84% on a year-over-year basis.

•	Bookings: Bookings were $1.15 billion in 2012, a decrease of 1% on a year-over-year basis.

•

Net loss: GAAP net loss was $209.4 million in 2012, which included $282.0 million of stock-based expense and $49.9 million of income tax expense driven by a $53.8 million charge related to accelerating the implementation of Zynga’s international structure.

•	Adjusted EBITDA: Adjusted EBITDA was $213.2 million in 2012, a decrease of 30% year-over-year, primarily due to increased cash investment in research and development, datacenters and infrastructure.

•	Non-GAAP net income: Non-GAAP net income was $58.2 million in 2012, a decrease of 68% year-over-year, primarily due to increased investment in research and development.

•	EPS: Diluted EPS was ($0.28) for the full year 2012, compared to ($1.40) for the full year 2011.

•	Non-GAAP EPS: Non-GAAP EPS was $0.07 for the full year 2012, compared to $0.24 for the full year 2011.

•

Cash and Cash flow: As of December 31, 2012, cash, cash equivalents and marketable securities were approximately $1.65 billion, compared to $1.92 billion as of December 31, 2011. Cash flow from operations was $195.8 million for the year ended December 31, 2012, compared to $389.2 million for the year ended December 31, 2011. Free cash flow was ($114.3) million for the year ended December 31, 2012 as reported, or $119.4 million excluding the purchase of the company’s headquarters, compared to $137.3 million for the year ended December 31, 2011.

Fourth Quarter 2012 Financial Summary

•

Revenue: Revenue was $311.2 million for the fourth quarter of 2012, flat compared to the fourth quarter of 2011 and a decrease of 2% compared to the third quarter of 2012. Online game revenue was $274.3 million, a decrease of 3% compared to the fourth quarter of 2011 and a decrease of 4% compared to the third quarter of 2012. Advertising revenue was $36.8 million, an increase of 35% compared to the fourth quarter of 2011 and an increase of 19% compared to the third quarter of 2012.

•	Bookings: Bookings were $261.3 million for the fourth quarter of 2012, a decrease of 15% compared to the fourth quarter of 2011 and an increase of 2% compared to the third quarter of 2012.

•

Net loss: Net loss was $48.6 million for the fourth quarter of 2012 compared to a net loss of $435.0 million for the fourth quarter of 2011. Net loss for the fourth quarter of 2012 included $86.3 million of income tax expense driven by a $53.8 million charge related to accelerating the implementation of Zynga’s international structure and $14.9 million of stock-based expense compared to $530.0 million of stock-based expense included in the fourth quarter of 2011.

•	Adjusted EBITDA: Adjusted EBITDA was $45.0 million for the fourth quarter of 2012 compared to $67.8 million for the fourth quarter of 2011 and $16.2 million in the third quarter of 2012.

•

Non-GAAP net income: Non-GAAP net income was $6.9 million for the fourth quarter of 2012, down from non-GAAP net income of $37.2 million in the fourth quarter of 2011 and up from a non-GAAP net loss of $0.4 million in the third quarter of 2012.

•	EPS: Diluted EPS was ($0.06) for the fourth quarter of 2012 compared to ($1.22) for the fourth quarter of 2011 and ($0.07) for the third quarter of 2012.

•	Non-GAAP EPS: Non-GAAP EPS was $0.01 for the fourth quarter of 2012 compared to $0.05 for the fourth quarter of 2011 and $0.00 for the third quarter of 2012.

•

Cash and cash flow: As of December 31, 2012, cash, cash equivalents and marketable securities were approximately $1.65 billion, compared to $1.65 billion as of September 30, 2012. Cash flow from operations was $19.8 million for the fourth quarter of 2012, compared to $164.0 million for the fourth quarter of 2011. Free cash flow was $29.5 million for the fourth quarter of 2012 compared to 101.9 million for the fourth quarter of 2011.

•

Share Repurchase Program: As of December 31, 2012, Zynga repurchased approximately 5 million shares of common stock under its stock repurchase program. The remaining authorized amount of stock repurchases that may be made under this plan was approximately $188 million as of December 31, 2012.

Outlook

Zynga’s outlook for the first quarter of 2013 is as follows:

•	Revenue is projected to be in the range of $255 million to $265 million.

•	Net loss is projected to be in the range of ($32) million to ($12) million.

•	EPS is projected to be in the range of ($0.04) to ($0.02), based on a share count of approximately 780 million to 790 million shares.

•	Bookings are projected to be in the range of $200 million to $210 million.

•	Adjusted EBITDA is projected to be in the range of ($10) million to break even.

•	Non-GAAP EPS is projected to be in the range of ($0.05) to ($0.04), based on a share count of approximately 780 million to 790 million shares.

For full year 2013:

•	Zynga is targeting an adjusted EBITDA margin (adjusted EBITDA as a percentage of bookings) of 0% to 10%.

Conference Call Details:

Zynga will host a conference call today, February 5, 2013, at 2:00 pm Pacific Time (5:00 pm Eastern Time) to discuss financial results. A live webcast of the conference call and supplemental slides will be accessible from the Investor Relations page of the company’s website at http://investor.zynga.com and a replay will be archived and accessible at the same website after the call.

About Zynga Inc.

Zynga Inc. is the world’s leading provider of social game services, which include Zynga Poker, Words With Friends, Scramble With Friends, Gems with Friends, Draw Something, FarmVille, FarmVille2, ChefVille, CityVille, Bubble Safari and Ruby Blast. For the quarter ended December, 31, 2012, Zynga had approximately 298 million monthly active users playing its games. Zynga’s games are available on a number of global platforms, including Facebook, Zynga.com, Google+, Tencent, Apple iOS and Google Android. Zynga is headquartered in San Francisco, Calif.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, our outlook for first quarter 2013 revenue, net loss, EPS, weighted average diluted share count, bookings, adjusted EBITDA, non-GAAP net loss, non-GAAP EPS, non-GAAP weighted average diluted share count, stock-based expense and taxes; our outlook for full year 2013 capital expenditures, targeted adjusted EBITDA margin and taxes; our estimated pre-tax savings from our restructuring plans; our ability to remain profitable on an adjusted EBITDA basis; our future operational and strategic plans; expanding our network, including creating and building a mobile network and the success of that network; our ability to transition our web franchises to mobile and create new franchises on the web and mobile; our ability to launch successful games, including invest & express games, on mobile; our ability to launch successful new games and hit games for web and mobile generally; the success of our franchise games and our games and platform generally and the growth of the social games market, including the mobile market and the advertising market. Forward-looking statements often include words such as “outlook,” “projected,” “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking statements. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties and assumptions. Our actual results could differ materially from those predicted or implied, and reported results should not be considered as an indication of our future performance. Factors that could cause or contribute to such differences include, but are not limited to, our relationship with Facebook or changes in the Facebook platform, our ability to launch new games in a timely manner and monetize these games effectively on the web and on mobile, our ability to control and reduce expenses, our ability to anticipate and address technical challenges that may arise, competition, changing interests of players, intellectual property disputes or other litigation, asset impairment charges, our ability to retain key employees, acquisitions by us and changes in corporate strategy or management.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended September 30, 2012, in our registration statement on Form S-1, as amended, filed with the Securities and Exchange Commission on March 23, 2012 and in our Annual Report on Form 10-K for the year ended December 31, 2011, copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. There is no guarantee that the circumstances described in our forward-looking statements will occur. We assume no obligation to update such statements. The results we report in our Annual Report on Form 10-K for the year ended December 31, 2012 could differ from the preliminary results we have announced in this press release.

DAU, MAU, MUU, MUP and ABPU figures presented in this press release represent the average for each period presented. The figures in this press release above represent the quarterly average of the three months within each quarter presented.

MUPs represents the aggregate number of unique players who made a payment at least once during the applicable month through a payment method for which we can quantify the number of unique payers. MUPs do not include payers who use certain payment methods for which we cannot quantify the number of unique payers. If a player made a payment in our games on two separate platforms (e.g. Facebook and Google+) in a month, the player would be counted as two unique payers in that month.

Non-GAAP Financial Measures:

We have provided in this release non-GAAP financial information including bookings, adjusted EBITDA, non-GAAP net income, non-GAAP EPS, and free cash flow, as a supplement to the consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use them to help assess the health of our business. We have provided reconciliations between our historical and first quarter 2013 outlook for non-GAAP financial measures to the most directly comparable GAAP financial measures. However, we have not provided reconciliation of our full year 2013 adjusted EBITDA margin (adjusted EBITDA as a percentage of bookings) outlook to a comparable operating income (loss) margin (operating income (loss) as a percentage of revenues) for full year 2013 because certain inputs necessary to accurately project revenue (including the projected mix of virtual goods sold in our games, the projected estimated average lives of durable virtual goods for our games and visibility into projected bookings) are not in our control and cannot be reasonably projected for the full year due to variability from period to period caused by changes in player behavior and other factors. As revenue is a necessary input to determine this comparable GAAP metric, we are not able to provide the reconciliation.

Some limitations of bookings, adjusted EBITDA, non-GAAP net income, non-GAAP EPS and free cash flow are:

•	Adjusted EBITDA and non-GAAP net income (loss) do not include the impact of stock-based expense and restructuring expense;

•

Bookings, adjusted EBITDA and non-GAAP net income (loss) do not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average life of virtual goods or as virtual goods are consumed;

•	Adjusted EBITDA does not reflect income tax expense;

•

Adjusted EBITDA does not include other income and expense, which includes foreign exchange gains and losses, interest income; and the gain from the termination of our lease and purchase of our corporate headquarters building;

•

Adjusted EBITDA excludes both depreciation and amortization of intangible assets, while non-GAAP net income excludes amortization of intangible assets from acquisitions. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•	Adjusted EBITDA and non-GAAP net income (loss) do not include gains and losses associated with legal settlements;

•	Adjusted EBITDA and Non-GAAP net income (loss) do not include the impairment of intangible assets previously acquired in connection with the company’s purchase of OMGPOP.

•	Non-GAAP net income (loss) does not include the net gain from the termination of our lease and purchase of the Company’s corporate headquarters building;

•	Non-GAAP EPS treats shares of convertible preferred stock as if they had converted into common stock at the beginning of the applicable period presented;

•	Non-GAAP EPS gives effect to all dilutive awards based on the treasury stock method that were excluded from the GAAP diluted earnings per share calculation;

•

Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures, including the purchase of our corporate headquarters building, and removing the excess income tax benefits or costs associated with stock-based awards; and

•

Other companies, including companies in our industry, may calculate bookings, adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS and free cash flow differently or not at all, which will reduce their usefulness as a comparative measure.

Because of these limitations, you should consider bookings, adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS and free cash flow, along with other financial performance measures, including revenue, net income (loss) and our other financial results presented in accordance with GAAP. See the GAAP to non-GAAP reconciliations below for further details.

Contacts:

Investors - Krista Bessinger

415-339-5266

investors@zynga.com

Press - Stephanie Hess

415-503-0303

press@zynga.com

ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$385,949	$1,582,343
Marketable securities	898,821	225,165
Accounts receivable	106,327	135,633
Income tax receivable	5,607	18,583
Deferred tax assets	30,122	23,515
Restricted cash	28,152	3,846
Other current assets	29,392	34,824

Total current assets	1,484,370	2,023,909
Long-term marketable securities	367,543	110,098
Goodwill	208,955	91,765
Other intangible assets, net	33,663	32,112
Property and equipment, net	466,074	246,740
Restricted cash	—	4,082
Other long-term assets	15,715	7,940

Total assets	$2,576,320	$2,516,646

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$23,298	$44,020
Other current liabilities	146,883	167,271
Deferred revenue	338,964	457,394

Total current liabilities	509,145	668,685
Long-term debt	100,000	—
Deferred revenue	8,041	23,251
Deferred tax liabilities	24,584	13,950
Other non-current liabilities	109,047	61,221

Total liabilities	750,817	767,107
Stockholders’ equity:
Common stock and additional paid-in capital	2,725,605	2,426,168
Treasury stock	(295,113)	(282,897)
Accumulated other comprehensive income (loss)	(1,447)	362
Accumulated deficit	(603,542)	(394,094)

Total stockholders’ equity	1,825,503	1,749,539

Total liabilities and stockholders’ equity	$2,576,320	$2,516,646

ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue:
Online game	$274,337	$283,910	$1,144,252	$1,065,648
Advertising	36,828	27,327	137,015	74,452

Total revenue	311,165	311,237	1,281,267	1,140,100
Costs and expenses:
Cost of revenue	77,056	104,135	352,169	330,043
Research and development	131,847	444,702	645,648	727,018
Sales and marketing	32,446	112,228	181,924	234,199
General and administrative	32,206	136,733	189,004	254,456
Impairment of intangible assets	—	—	95,493	—

Total costs and expenses	273,555	797,798	1,464,238	1,545,716
Income (loss) from operations	37,610	(486,561)	(182,971)	(405,616)
Interest income	1,230	457	4,749	1,680
Other income (expense), net	(1,111)	(1,933)	18,647	(2,206)

Income (loss) before income taxes	37,729	(488,037)	(159,575)	(406,142)
(Provision for) benefit from income taxes	(86,290)	53,032	(49,873)	1,826

Net loss	$(48,561)	$(435,005)	$(209,448)	$(404,316)

Net loss per share:
Basic and diluted	$(0.06)	$(1.22)	$(0.28)	$(1.40)

Weighted average common shares used to compute net loss per share:
Basic and diluted	771,533	356,305	741,177	288,599

Stock-based expense included in the above line items:
Cost of revenue	$1,018	$16,058	$12,116	$17,660
Research and development	15,395	334,227	200,640	374,920
Sales and marketing	3,528	71,225	24,684	81,326
General and administrative	(5,079)	108,461	44,546	126,306

Total stock-based expense	$14,862	$529,971	$281,986	$600,212

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Operating activities
Net loss	$(48,561)	$(435,005)	$(209,448)	$(404,316)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	33,430	31,266	141,479	95,414
Stock-based expense	14,862	529,971	281,986	600,212
Accretion and amortization on marketable securities	5,165	646	17,223	2,873
Net gain on termination of lease and purchase of building	—	—	(19,886)	—
(Gain) loss from sales of investments, assets and other, net	724	830	563	(550)
Tax benefits from stock-based awards	15,972	—	21,652	—
Excess tax benefits from stock-based awards	(15,972)	11,720	(21,652)	13,750
Deferred income taxes	14,550	4,367	(43,841)	4,367
Impairment of intangible assets	—	—	95,493	—
Changes in operating assets and liabilities:
Accounts receivable, net	(726)	(16,156)	34,338	(55,432)
Income tax receivable	1,157	(14,626)	12,976	17,994
Other assets	10,988	7,555	19,908	(14,559)
Accounts payable	(14,272)	(8,466)	(21,312)	10,373
Deferred revenue	(49,896)	(4,730)	(133,640)	15,409
Other liabilities	52,358	56,587	19,928	103,637

Net cash provided by operating activities	19,779	163,959	195,767	389,172
Investing activities
Purchase of marketable securities	(298,815)	(137,408)	(1,826,137)	(649,972)
Sales of marketable securities	73,711	6,586	223,828	19,206
Maturities of marketable securities	206,218	116,245	647,916	841,560
Acquisition of property and equipment	(6,250)	(50,355)	(98,054)	(238,091)
Purchase of building	—	—	(233,700)	—
Business acquisitions, net of cash acquired	—	(4,823)	(205,510)	(42,774)
Equity method investment	(10,000)	—	(10,000)	—
Restricted cash	443	16,878	6,979	9,194
Other investing activities, net	—	1	(2,256)	(2,578)

Net cash used in investing activities	(34,693)	(52,876)	(1,496,934)	(63,455)
Financing activities
Proceeds from initial public offering, net of offering costs	—	961,402	—	961,402
Repurchase of common stock	(11,756)	—	(11,756)	(283,770)
Proceeds from debt, net of issuance costs	—	—	99,780	—
Taxes paid related to net share settlement of equity awards	(238)	(83,232)	(26,307)	(83,232)
Proceeds from exercise of stock options and warrants	2,670	663	16,960	2,894
Proceeds from employee stock purchase plan	—	—	4,489	—
Excess tax benefits from stock-based awards	15,972	(11,720)	21,652	(13,750)
Net proceeds from issuance of preferred stock	—	—	—	485,300

Net cash provided by financing activities	6,648	867,113	104,818	1,068,844
Effect of exchange rate changes on cash and cash equivalents	(144)	(68)	(45)	(49)
Net increase (decrease) in cash and cash equivalents	(8,410)	978,128	(1,196,394)	1,394,512
Cash and cash equivalents, beginning of period	394,359	604,215	1,582,343	187,831

Cash and cash equivalents, end of period	$385,949	$1,582,343	$385,949	$1,582,343

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data, unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
Reconciliation of Revenue to Bookings
Revenue	$311,165	$311,237	$1,281,267	$1,140,100
Change in deferred revenue	(49,896)	(4,730)	(133,640)	15,409

Bookings	$261,269	$306,507	$1,147,627	$1,155,509

Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(48,561)	$(435,005)	$(209,448)	$(404,316)
(Provision for) benefit from income taxes	86,290	(53,032)	49,873	(1,826)
Other income (expense), net	1,111	1,933	(18,647)	2,206
Interest income	(1,230)	(457)	(4,749)	(1,680)
Restructuring expense	7,862	—	7,862	—
Legal settlements	1,150	(2,145)	3,024	(2,145)
Depreciation and amortization	33,430	31,266	141,479	95,414
Impairment of intangible assets	—	—	95,493	—
Stock-based expense	14,862	529,971	281,986	600,212
Change in deferred revenue	(49,896)	(4,730)	(133,640)	15,409

Adjusted EBITDA	$45,018	$67,801	$213,233	$303,274

Reconciliation of Net Loss to Non-GAAP Net Income
Net loss	$(48,561)	$(435,005)	$(209,448)	$(404,316)
Impairment of intangible assets	—	—	95,493	—
Stock-based expense	14,862	529,971	281,986	600,212
Amortization of intangible assets from acquisitions	4,845	7,151	39,843	26,282
Change in deferred revenue	(49,896)	(4,730)	(133,640)	15,409
Restructuring expense	7,862	—	7,862	—
Legal settlements	1,150	(2,145)	3,024	(2,145)
Gain on termination of lease and purchase of building	—	—	(19,886)	—
Tax effect of non-GAAP adjustments to net loss	76,673	(58,089)	(7,056)	(52,959)

Non-GAAP net income	$6,935	$37,153	$58,178	$182,483

Reconciliation of GAAP Diluted Shares to Non-GAAP
Diluted Shares
GAAP diluted shares	771,533	356,305	741,177	288,599
Assumed preferred stock conversion(1)	—	252,428	—	288,833
Other dilutive equity awards(2)	49,964	173,374	88,155	183,034

Non-GAAP diluted shares	821,497	782,107	829,332	760,466

Non-GAAP earnings per share	$0.01	$0.05	$0.07	$0.24

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
Net cash provided by operating activities	$19,779	$163,959	$195,767	$389,172
Acquisition of property and equipment	(6,250)	(50,355)	(98,054)	(238,091)
Purchase of building	—	—	(233,700)	—
Excess tax benefits from stock-based awards	15,972	(11,720)	21,652	(13,750)

Free cash flow	$29,501	$101,884	$(114,335)	$137,331

(1)	Gives effect to the conversion of convertible preferred stock into common stock as though the conversion had occurred at the beginning of the period.
(2)	Gives effect to all dilutive awards based on the treasury stock method.

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP FIRST QUARTER 2013 OUTLOOK

(In thousands, except per share data, unaudited)

First Quarter 2013
Reconciliation of Revenue to Bookings
Revenue range	$255,000 – 265,000
Change in deferred revenue	(55,000)

Bookings range	$200,000 – 210,000

Reconciliation of Net Loss to Adjusted EBITDA
Net loss range	$(32,000) – (12,000)
Benefit from income taxes	(3,000)
Other expense, net	1,000
Interest income	(1,000)
Restructuring expense	2,000
Depreciation and amortization	33,000
Stock-based expense range	45,000 – 35,000
Change in deferred revenue	(55,000)

Adjusted EBITDA range	$(10,000) – 0

Reconciliation of Net Loss to Non-GAAP Net Loss
Net loss range	$(32,000) – (12,000)
Stock-based expense range	45,000 – 35,000
Amortization of intangible assets from acquisitions	3,500
Change in deferred revenue	(55,000)
Restructuring expense	2,000
Tax effect of non-GAAP adjustments to net loss	(4,000)

Non-GAAP net loss range	$(40,500) – (30,500)

GAAP and Non-GAAP diluted shares	780,000 – 790,000
Net loss per share range	$(0.04) – (0.02)
Non-GAAP net loss per share range	$(0.05) – (0.04)